Exhibit 99.1

Contact:
Jane Ryu
646-822-3700

NEW SENIOR ANNOUNCES ELECTION OF NORMAN K. JENKINS TO BOARD OF DIRECTORS

NEW YORK — November 23, 2020 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today the election of Norman K. Jenkins, President, Chief Executive Officer and Managing Partner of Capstone Development, LLC, as an independent director to the Company’s Board of Directors (the “Board”), effective immediately.

“On behalf of the Board of Directors of New Senior, we are very pleased to have Norman Jenkins joining us. His deep knowledge of real estate, the hospitality sector, finance, acquisitions and development will give us important perspectives as we work to continue to grow the Company,” said Susan Givens, President & Chief Executive Officer of New Senior. “His public company board expertise and highly relevant industry experience will bring depth to our Board and further our goal of maintaining a board that has the best combination of knowledge, skills, experience and perspectives to provide comprehensive and effective oversight of the Company and support our strategic goals.”

Mr. Jenkins is President and Chief Executive Officer of Capstone Development, LLC, a privately-held developer of institutional-quality lodging assets. Prior to founding Capstone Development in 2009, Mr. Jenkins was with Marriott International for 16 years, serving in various leadership positions before being named Senior Vice President of North American Lodging Development. While with Marriott, Mr. Jenkins was the architect of the company’s industry-leading Diversity Ownership Initiative, which doubled the number of diverse-owned Marriott hotels over a three-year period and resulted in a diverse-owned company becoming Marriott’s second largest franchisee. His experience also includes five years with McDonald’s Corporation holding finance and operating positions.

Mr. Jenkins has served on the Board of Directors of Duke Realty Corporation, a publicly-traded industrial REIT, since 2017. Mr. Jenkins also serves as a director of the Washington DC Developer Roundtable. In addition, Mr. Jenkins is a former member of the Board of Trustees of Suburban Hospital and the Howard University Board of Trustees. Mr. Jenkins earned a BA in Accounting from Howard University, an MBA from George Washington University and is a certified public accountant.

ABOUT NEW SENIOR
New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. New Senior is one of the largest owners of senior housing properties, with 103 properties across 36 states. More information about New Senior can be found at www.newseniorinv.com.
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